UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2010
CHAMPIONS BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Science and Technology Park at Johns Hopkins 855 N. Wolfe Street, Suite 619, Baltimore,	MD 21205

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (410) 369-0365
Inapplicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01. Entry into a Material Definitive Agreement.
The information required by this Item is described in Item 5.02(c) and (d) below.
Item 3.02. Unregistered Sales of Equity Securities.
The information required by this Item is described in Item 5.02 below.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) (d) On October 25, 2010, the Board of Directors (the “Board”) of Champions Biotechnology, Inc. (the “Company”) appointed Joel Ackerman, age 45, as Chief Executive Officer of the Company effective October 26, 2010 (the “Commencement Date”) pursuant to the terms of an employment agreement dated October 25, 2010. As Chief Executive Officer, Mr. Ackerman, together the Company’s President, would be responsible for implementing the Company’s strategy, and would be primarily responsible for finance, administration and general corporate matters and operations of the drug development business.
Under the terms of the agreement, Mr. Ackerman will also be appointed as a member of the Board. Mr. Ackerman will receive options to purchase 2,500,000 shares of the Company’s Common Stock at an exercise price of $0.875 per share, which vest and become exercisable in 36 equal monthly installments beginning on the Commencement Date. Mr. Ackerman will also receive options to purchase an additional 2,500,000 shares of the Company’s Common Stock at an exercise price of $0.875 per share, which vest in 36 equal monthly installments beginning on the Commencement Date, but are only exercisable upon the Company meeting all of certain milestones during the three year period following the Commencement Date. All options will be granted under the Company’s 2010 Equity Incentive Plan (described below). All unvested options vest immediately upon a change of control of the Company or the termination of Mr. Ackerman without cause. All unexercised options will lapse and be canceled 90 days following the termination of Mr. Ackerman with cause or the resignation of Mr. Ackerman from the Company.
The Board believes that Mr. Ackerman’s background and vast business experience make him uniquely qualified to serve as Chief Executive Officer and as a member of the Board. Mr. Ackerman received a Bachelor of Arts degree summa cum laude from Columbia University in 1988 and a Masters degree in physics from Harvard University in 1990. From 1990 to 1993, Mr. Ackerman was an associate with Mercer Management Consulting, a global strategy consulting firm offering in-depth advice to Fortune 1000 companies in a broad range of industries. From 1993 to 2008, Mr. Ackerman was employed by Warburg Pincus LLC, which since 1971 has invested more than $31 billion in approximately 600 companies in 30 countries and across a range of sectors, including healthcare, financial services, industrial, technology, media and telecommunications, energy, consumer and retail and real estate, including $6.6 billion invested in healthcare-related companies around the world. At Warburg Pincus, Mr. Ackerman served in various capacities including managing director and head of the firm’s healthcare services group and a member of the firm’s executive management team. During his nine years as head of Warburg Pincus’ healthcare services group, Mr. Ackerman was responsible for setting annual strategic priorities, allocating resources among the group’s sub-sectors, generating deal flow, triaging investment opportunities, performing due diligence and negotiating transactions, arranging and structuring financing, presenting investments to investment committee, monitoring investments and exiting investments. In addition, Mr. Ackerman represented Warburg Pincus as a member of the boards of directors of numerous portfolio companies. Since 2009, Mr. Ackerman has been a senior portfolio fellow with Acumen Fund, a non-profit global venture fund that uses entrepreneurial approaches to address global poverty.

Mr. Ackerman is a member of the board of directors of Coventry Health Care, Inc., a publicly traded managed care company, and of Kindred Healthcare, Inc., a publicly traded company that operates hospitals and nursing homes.
On October 25, 2010, the Board appointed Ronnie Morris, M.D., age 44, as President of the Company effective the Commencement Date pursuant to the terms of an employment agreement dated October 26, 2010. As President, Dr. Morris, together the Company’s Chief Executive Officer, would be responsible for implementing the Company’s strategy, and would be primarily responsible for personalized oncology services and all aspects of the Company’s medical and scientific activities.
Under the terms of the agreement, Dr. Morris will be appointed as a member of the Board and will be employed and serve as president of a newly formed Israeli subsidiary of the Company at an annual salary of NIS 46,200 (approximately $12,800). In addition, Dr. Morris will receive options to purchase 2,500,000 shares of the Company’s Common Stock at an exercise price of $0.875 per share, which vest and become exercisable in 36 equal monthly installments beginning on the Commencement Date. Dr. Morris will also receive options to purchase an additional 2,500,000 shares of the Company’s Common Stock at an exercise price of $0.875 per share, which vest in 36 equal monthly installments beginning on the Commencement Date, but are only exercisable upon the Company meeting all of certain milestones during the three year period following the Commencement Date. All options will be granted under the Company’s 2010 Equity Incentive Plan (described below). All unvested options vest immediately upon a change of control of the Company or the termination of Dr. Morris without cause. All unexercised options will lapse and be canceled 90 days following the termination of Dr. Morris with cause or the resignation of Dr. Morris from the Company.
The Board believes that as President of the Company and a member of the Board, Dr. Morris will bring his background and medical and business experience to bear on the Company’s personalized oncology services to grow the Company’s market and profitability. Dr. Morris received his medical degree from the University of Medicine and Dentistry of New Jersey in 1993, completed his residency at the Long Island Jewish Medical Center in 1996, and has Board certification by the American Board of Internal Medicine in 1996. From 1996 to 2001, Dr. Morris practiced internal medicine and was a managing partner of Prohealth Medical Group in Boca Raton Florida where, in addition to his personal medical practice of more than 2,500 patients, he managed over 30 physicians in a multispecialty practice, was responsible for the practice’s financial operations, and coordinated and created ancillary revenue services for the practice. From 2004 to 2006, Dr. Morris was vice president and medical director of AllianceCare Inc. in Boynton Beach, Florida, a company that provided home health care, physical therapy and doctor “house calls”. In that capacity, Dr. Morris was responsible for the physician house call business, developed new markets, managed and directed 150 employees, tripled revenue and brought his division to profitability. In 2001, Dr. Morris co-founded MDVIP, Inc. in Boca Raton, Florida, a personalized healthcare services company. Until 2009 when MDVIP was acquired by Procter and Gamble Co., Dr. Morris served on MDVIP’s board of directors, as medical director, and as a member of its executive management team. In those capacities, Dr. Morris conceptualized, developed, and helped build MDVIP from a start-up company into a national leader in personalized healthcare services with a network of 400 doctors in 29 states and 125,000 consumers/patients. From 2009 to the present, Dr. Morris has been a private investor.
(e) On October 25, 2010, the Board adopted the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), subject to approval by the Company’s shareholders, to provide equity-based incentive awards to the Company’s and its subsidiaries’ employees, directors and consultants, thereby continuing to align the interests of such individuals with those of the shareholders. The Company will reserve 30,000,000 shares of the Company’s Common Stock for issuance under the 2010 Plan.
The 2010 Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee has the authority, within limitations as set forth in the 2010 Plan, to interpret the terms of the 2010 Plan and establish rules and regulations concerning the 2010 Plan, to determine the persons to whom options may be granted, the number of Shares to be covered by each option, and the exercise price and other terms and provisions of the option to be granted. In addition, the Committee has the authority, subject to the terms of the 2010 Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the Company’s capital structure.

Options granted under the 2010 Plan may be either incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options (“NQSOs”), Restricted Stock Awards (“RSAs”) or Stock Appreciation Rights (“SARs”) as the Options Committee may determine. The exercise price of an option will be fixed by the Committee on the date of grant, except that (i) the exercise price of an ISO granted to any employee who owns (directly or by attribution) shares possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company (a “10% Owner”) must be at least equal to 110% of the fair market value of the shares on the date of grant, (ii) the exercise price of an ISO granted to any employee other than a 10% Owner must be at least equal to the fair market value of the shares on the date of the grant, (iii) the exercise price of any stock option shall not be less than one hundred percent (100%) of the fair market value of the Shares subject to the option on the date the option is granted. Any options granted must expire within ten years from the date of grant (five years in the case of an ISO granted to a 10% Owner). Shares subject to options granted under the 2010 Plan which expires, terminate, or are canceled without having been exercised in full become available again for option grants. At the time of the grant of a RSA, the Board will determine the price to be paid by the participant for each share subject to the RSA. To the extent required by applicable law, the price to be paid by the participant for each share of the RSA will not be less than the par value per Share. A RSA may be awarded as a stock bonus (i.e., with no cash purchase price to be paid) to the extent permissible under applicable law. SAR agreements will be in such form and will contain such terms and conditions as the Board deems appropriate. The strike price of each SAR will not be less than the fair market value of the share equivalents on the date of grant. Any SAR granted must expire within ten years from the date of grant.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed herewith:

Exhibit No.
10.1	Employment Agreement dated October 25, 2010 between the Company and Joel Ackerman
10.2.	Employment Agreement dated October 25, 2010 between the Company and Ronnie Morris, M.D.
99.1.	Press release dated October 28, 2010
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS BIOTECHNOLOGY, INC. (Registrant)
Date: October 29, 2010	By:	/s/ Mark Schonau
Mark Schonau
Chief Financial Officer